AMENDED AND RESTATED
EXPENSE LIMITATION AGREEMENT

This AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT (the “Agreement”) is made as of the 1st day of May, 2011 by and between SUN CAPITAL ADVISERS TRUST, a Delaware business trust (the “Trust”) on behalf of its series listed on Schedule A (each, a “Fund” and collectively, the “Funds”), and SUN CAPITAL ADVISERS LLC, a Delaware corporation (the “Adviser”), with respect to the following:

WHEREAS, the Adviser and the Trust wish to amend and restate the Amended and Restated Expense Limitation Agreement dated August 31, 2009 and amended on November 15, 2010 by and between the Adviser and the Trust; and

WHEREAS, the Adviser serves as the Investment Adviser to each Fund pursuant to Investment Advisory Agreements between the Trust on behalf of each Fund and the Adviser; and

WHEREAS, the Adviser has agreed to waive its advisory fees and reimburse the Funds for certain ordinary operating expenses so that the total operating expenses for the Initial Class and Service Class of each Fund, excluding certain expenses specified herein (“Excluded Expenses”)(the total operating expenses of a class, as adjusted to exclude Excluded Expenses are referred to herein as the “Adjusted Total Operating Expenses”), will not exceed the percentages of average daily net assets as set forth on Schedule A (such percentage as applicable to each Fund is referred to herein as the “Expense Limitation”); and

WHEREAS, the Trust is prepared to repay such waived advisory fees and reimbursed expenses if a Fund subsequently achieves a sufficient level of assets or if a Fund’s Adjusted Total Operating Expenses otherwise fall below the relevant Expense Limitation;

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.
Agreement to Waive Fees or Reimburse Expenses, Term.  With respect to each Fund listed on Schedule A the Adviser agrees to waive its advisory fees and to reimburse for certain of its ordinary operating expenses for a period from the date of this Agreement to April 30, 2012 (the “Initial Term”), and unless and until earlier terminated as provided in Section 2 below, for successive 12 month periods beginning on May 1 of each year (each, a “Subsequent Period”), to the extent necessary so that the Adjusted Total Operating Expenses (as further defined below) of the Initial Class and Service Class of such Fund during such period do not exceed the relevant Expense Limitation set forth on Exhibit A.  To the extent the Adviser causes an affiliate to waive a fee otherwise payable by a Fund, as a Fund or class expense, the Adviser’s obligation to waive fees or reimburse expenses shall be reduced accordingly.  All such waivers and reimbursements shall be made in accordance with the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and Internal Revenue Code of 1986, as amended, and rules and regulations thereunder.

2.
Termination, Modification and Amendment.  Upon the termination of any Investment Advisory Agreement with respect to a Fund, this Agreement shall automatically terminate with respect to that Fund.  The Adviser shall be entitled to terminate the Expense Limitation, or to modify the Expense Limitation in a manner less favorable to a Fund, with respect to any Subsequent Period if, but only if:

(a) the Adviser affirmatively elects to terminate or so modify the Expense Limitation with respect to such Subsequent Period in a writing delivered to the Board of Trustees by the preceding October 31;

(b) the termination or modification shall take effect no earlier than the succeeding May 1; and

(c) the Fund’s prospectus and SAI reflecting financial statements for the fiscal year ending on the intervening December 31 have been updated to reflect such termination or modification.

The election by the Adviser referred to in the preceding sentence to terminate or modify this Agreement shall not be subject to the approval of shareholders of the Fund or the Board of Trustees of the Trust.

3.
Adviser Reimbursement for Prior Expenses.  The Adviser shall keep a record of the amount of advisory fees that it waived and expenses that it reimbursed with respect to each Fund pursuant to Section 1 hereof (“Prior Expenses”).  Subject to the last sentence of this Section 3, if at any future date the Adjusted Total Operating Expenses of a class of a Fund are less than the Expense Limitation for such class, the Adviser shall be entitled to payment by the applicable Fund of the amount of such Prior Expenses, without interest thereon, except to the extent that such payment would cause the Fund’s Adjusted Total Operating Expenses to exceed the Expense Limitation, if any, as was in effect during the relevant period.  If the class’s Adjusted Total Operating Expenses subsequently exceed the Expense Limitation for that class as was in effect for the relevant period, the repayment of Prior Expenses to the Adviser shall be suspended and the payment of Prior Expenses shall be resumed only when, and only to the extent that, total expenses do not exceed the Expense Limitation as was in effect during the relevant period.  For the avoidance of doubt, the parties agree that, to the extent that a modification has been made to the Expense Limitation Agreement in any year, which modification changes the definition of Adjusted Total Operating Expenses or Expense Limitation (or of any predecessor term) such modification shall not be given retroactive effect in applying this Section 3 with respect to Prior Expenses.  The Adviser may seek reimbursement for only those advisory fees that were waived by it and only those Prior Expenses that were paid by it, in each case, during the prior two fiscal years.

4.	Definitions.

(a) “Adjusted Total Operating Expenses” as used herein shall mean expenses of every character incurred by a Fund and class other than Excluded Expenses.  Excluded expenses shall mean: (i)taxes; (ii) brokerage commissions; (iii) other expenses which are capitalized in accordance with generally accepted accounting principles; (iv) the compensation of members of the Trust’s Board of Trustees who are not “interested persons” (as that term is defined in Section 2(a)(19) of the 1940 Act) of the Trust, any investment adviser to the Trust, or the Trust’s principal underwriter (such members, the “Independent Trustees”), and expenses incurred by them or on their behalf in the performance of their duties; (v) the fees and related expenses of independent legal counsel to the Independent Trustees; (vi) expenses associated with the electronic preparation, delivery or use of Board materials, including fees paid to third party vendors and related hardware ands software cost and charges; (vii) expenses associated with obtaining data, including fees paid to third party vendors, for the Independent Trustees’ use in connection with their review of the Funds’ performance and contractual arrangements; (viii) premiums for liability insurance dedicated to claims against the Independent Trustees and related expenses; (ix) “Acquired Fund Fees and Expenses” as defined in Securities and Exchange Commission Form N-1A Item 3 (or any successor term intending the same expenses); and (x) extraordinary expenses not incurred in the ordinary course of a Fund’s business (e.g., litigation expenses), including as defined in Accounting Principles Board Opinion 30 or as determined from time to time by the Board of Trustees.

(b) “Business day” as used herein shall mean any day on which a Fund’s net asset value is determined.

5.
Method of Computation.  To determine the Adviser’s obligations hereunder, each Business day the accrued total operating expenses of each class of a Fund shall be reduced by Excluded Expenses accrued with respect to such class for such day, and the result shall be annualized, and the Excluded Expenses deducted to arrive at the day’s annualized Adjusted Total Operating Expenses.  If the annualized Adjusted Total Operating Expenses of a class of a Fund for any Business day exceed the Expense Limitation, the Adviser shall waive or reduce its advisory fees for such Business day by an equal amount, and if necessary the Adviser shall remit an amount to the Fund sufficient to reduce the annualized Adjusted Total Operating Expenses of such class to an amount no higher than the Expense Limitation.

6.
Limitation of Liability.  The obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund shall be enforceable against the assets of such Fund only and not against any other Fund nor against the assets of the Trust generally.  It is understood and expressly stipulated that neither the holders of shares of any Fund nor the Trustees or officers of the Trust shall be personally liable hereunder.

7.
Interpretation; Governing Law.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.  Otherwise, the provisions of this Agreement shall be interpreted in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

Attest: /s/ Maura A. Murphy Name: Maura A. Murphy
SUN CAPITAL ADVISERS TRUST
On behalf of its series,
1. SC Ibbotson Balanced Fund
2. SC Ibbotson Conservative Fund
3. SC Ibbotson Growth Fund
4. SC Ibbotson Tactical Opportunities Fund
5. SC AllianceBernstein International Value Fund
6. SC BlackRock International Index Fund
7. SC BlackRock Small Cap Index Fund
8. SC BlackRock Large Cap Index Fund
9. SC Columbia Small Cap Value Fund
10. SC Davis Venture Value Fund
11. SC Invesco Small Cap Growth Fund
12. SC WMC Blue Chip Mid Cap Fund
13. SC WMC Large Cap Growth Fund
14. Sun Capital Investment Grade Bond Fund
15. Sun Capital Money Market Fund
16. Sun Capital Global Real Estate Fund

By:  /s/ John T. Donnelly
Name:                      John T. Donnelly
Title:           President

SUN CAPITAL ADVISERS LLC By: /s/ Lena Metelitsa Name: Lena Metelitsa Title: Managing Director and Chief Financial Officer
By: /s/ John T. Donnelly Name: John T. Donnelly Title: President

SCHEDULE A

FUND		EXPENSE LIMITATION

		Initial Class	Service Class

1	SC Ibbotson Balanced Fund	0.20%	0.45%
2	SC Ibbotson Conservative Fund	0.20%	0.45%
3	SC Ibbotson Growth Fund	0.20%	0.45%
4	SC Ibbotson Tactical Opportunities Fund	0.50%	N/A
5	SC AllianceBernstein International Value Fund	0.75%	1.00%
6	SC BlackRock International Index Fund	0.60%	0.85%
7	SC BlackRock Small Cap Index Fund	0.60%	0.85%
8	SC BlackRock Large Cap Index Fund	0.50%	0.75%
9	SC Columbia Small Cap Value Fund	1.15%	1.40%
10	SC Davis Venture Value Fund	0.90%	1.15%
11	SC Invesco Small Cap Growth Fund	1.15%	1.40%
12	SC WMC Blue Chip Mid Cap Fund	1.00%	1.25%
13	SC WMC Large Cap Growth Fund	0.90%	1.15%
14	Sun Capital Investment Grade Bond Fund	0.75%	1.00%
15	Sun Capital Money Market Fund	0.50%	0.75%
16	Sun Capital Global Real Estate Fund	1.10%	1.35%